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                                                                    EXHIBIT 10.4

                                January 22, 1996


Ms. Andrea Weiss
124 West 60th Street
New York, NY  10023

Dear Andrea:

Congratulations on your decision to join Guess?, Inc.

I am pleased to confirm your employment with Guess as President of Retail Operations. You will have full responsibility for the day to day general management of the operations of the retail division. You will report directly to the Board of Directors; Paul, Armand and me.

Your minimum compensation for the first year will be $375,000.00, of which $50,000.00 will be paid within thirty (30) days of your joining Guess. The balance of your minimum compensation for the first year, namely $325,000.00, will be paid to you in bi-weekly installments.

Within sixty (60) days of your joining Guess, you will meet with the Board of Directors and discuss a business plan for the Retail Division prepared by you. Upon mutual agreement of the business plan, the following bonus plan will be in effect:

If the business plan for the first year is exceeded by 50% or more you shall receive a bonus of $200,000.00. If the business plan is exceeded by 100% or more, you shall receive a bonus of $325,000.00. If the business plan is merely achieved for the first year, you shall receive a bonus of $125,000.00.

Your base salary for the second year shall be $375,000.00 upon achievement of the first year business plan. In the event the business plan is not achieved for the first year, your base salary for the second year shall be $325,000.00.

If the agreed upon business plan for the second year is exceeded by 50% or more you shall receive a bonus of $200,000.00. If the business plan for the second year is exceeded by 100% or more you shall receive a bonus of $325,000.00. If the business plan for the second year is merely achieved, you shall receive a bonus of $125,000.00.

The term of your employment shall be for a minimum of two (2) years. Guess will have an option to extend the term of your employment for an additional two (2) years; provided, however, that if Guess elects not to exercise the option, Guess will pay you your then monthly salary for up to six (6) months, or until you find suitable employment, whichever

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first occurs.  In this regard, Guess will provide the services of J.D. Ross
International to assist you.

Assuming Guess exercises its option for the third year, and assuming the business plan was achieved in either the first or second year, your base salary for the third and fourth year will be $400,000.00. Assuming, however, the business plan was not achieved in either the first or second year, your base salary in the third year will be $350,000.00. The bonus structure for the third and fourth years will be the same as the bonus structure for the first and second years, depending upon the level of achievement of the mutually agreed upon business plan for the third and fourth year.

If Guess terminates your employment other than for cause at any time during the first two years of your employment, you shall be entitled to the balance of your base salary for the two years. Guess will also pay you up to an additional six months salary or until you find suitable employment, whichever first occurs. Guess will provide the services of J.D. Ross International to assist you in this regard. If Guess terminates your employment other than for cause in the third or fourth year of your employment, you shall be entitled to the balance of your base salary for the remainder of the term.

You will also receive a car allowance of $12,000.00 per year.

If Guess goes public during the term of your employment, you will be eligible to participate in an employee stock option plan at a level commensurate with your executive level of employment.

You will be eligible for health insurance and other benefits provided to other Guess employees at your executive level. Susan Tenney, Director of Personnel, will provide you with a summary and details of these benefit plans.

We look forward to your joining us, and a prosperous future together.

                                        Very truly yours,
                                        Guess ?, Inc.


                                           /s/ MAURICE MARCIANO
                                        ----------------------------------------
                                        MAURICE MARCIANO
                                        Chairman and Chief Executive Officer

Agreed and Accepted

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   /s/ ANDREA WEISS
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Andrea Weiss